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         BRIGGS & STRATTON CORPORATION AND CONSOLIDATED SUBSIDIARIES

                               EXHIBIT NO. 11

              COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK



                                                                              Fiscal Year Ended
                                                                ---------------------------------------------------
                                                                June 29, 1997       June 30, 1996      July 2, 1995
                                                                -------------       -------------      ------------
COMPUTATIONS FOR STATEMENTS OF INCOME

Primary earnings per share of common stock:

  Net income                                                    $ 61,565             $ 92,412           $ 104,805
                                                                ========             ========           =========

  Average shares of common stock outstanding                      28,551               28,927              28,927
  Incremental common shares applicable to common
    stock options based on the average market price
    during the period                                                127                  132                 145
                                                                --------             --------           ---------

  Average common shares, as adjusted                              28,678               29,059              29,072
                                                                ========             ========           =========

  Net earnings per share of common stock                        $   2.15             $   3.18           $    3.61
                                                                ========             ========           =========
Fully diluted earnings per share of common stock:

  Average shares of common stock outstanding                      28,551               28,927              28,927

  Incremental common shares applicable to common
    stock options based on the more dilutive of the
    common stock ending or average market price
    during the period                                                194                  132                 145
                                                                --------             --------           ---------

  Average common shares assuming full dilution                    28,745               29,059              29,072
                                                                ========             ========           =========

  Fully diluted earnings per average share of common
   stock, assuming conversion of all applicable securities:     $   2.14             $   3.18           $    3.61
                                                                ========             ========           =========
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Note 1: The dilutive effect of stock options is less than 3% and, accordingly, presentation is not required under Accounting Principles Board Opinion No.
15. The above is presented to comply with Securities and Exchange Commission regulations.

Note 2: The calculations for fiscal 1995 has been adjusted to reflect a two-for-one stock split.






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